PRESS RELEASE

Berry Corporation (bry) Announces New $200 Million Reserve Based Lending (RBL) Facility and Repurchases under its Previously Announced Share Repurchase Program

DALLAS, TX – August 26, 2021 (GLOBE NEWSWIRE) – Berry Corporation (bry) (NASDAQ: BRY) (“bry” or the “Company”) today announced entry into a credit agreement, effective August 26, 2021, for a new Reserve Based Lending (RBL) facility with a borrowing base of $500 million and $200 million commitment. This new facility replaces the Company’s existing credit facility, which was terminated. The Company also announced the open market repurchase of approximately 471,000 shares under its previously announced $100 million share repurchase program. Approximately $47 million remains available currently for future repurchases.

“Bry has responsibly run its operations out of Levered Free Cash Flow1 since the current management team assumed leadership in mid-2017. We maintain a disciplined and thoughtful approach to capital allocation, and we have and will continue to use our strong free cash flow generation to increase shareholder value, while maintaining sufficient cash resources to fund our operations. Given current plans and our free cash flow generation expectations through 2022, we anticipate returning a substantial portion of cash to our shareholders through various means, including dividends, share repurchases and debt reduction. We are pleased to have a strong bank group led by our new administrative agent JPMorgan Chase and we are very appreciative of the long-term support from our existing banking group including Bank of Oklahoma and Key Bank as Joint Lead Arrangers, and welcome a new local California lender, Valley Republic Bank, as Syndication Agent,” stated Cary Baetz, bry EVP and CFO.

The terms of the new RBL facility include a decrease of the leverage ratio to 3:1 from the prior facility due to the overall macro environment, but the current ratio is comparable to the prior facility. A description of the material terms of the new RBL facility will be filed with the SEC on a Current Report on Form 8-K within four business days.

The Company’s $100 million share repurchase program was approved in December 2018, with an initial authorization to repurchase up to $50 million of stock. Through December 31, 2019, the Company repurchased approximately 5,057,682 shares for approximately $50 million and in February 2020, the Board authorized the repurchase of an additional $50 million of stock. Under the program, repurchases may be made from time to time in the open market, in privately negotiated transactions or otherwise. The manner, timing and amount of any purchases will be determined by the Company based on its evaluation of market conditions, stock price, compliance with outstanding agreements and other factors, may be commenced or suspended at any time without notice and does not obligate the Company to purchase shares during any period or at all. Any shares acquired will be available for general corporate purposes.

In February 2020, our Board of Directors adopted a program for the opportunistic repurchase of up to $75 million of our 2026 Notes. The manner, timing and amount of any purchases will be determined based on our evaluation of market conditions, compliance with outstanding agreements and other factors, may be commenced or suspended at any time without notice and does not obligate bry to purchase the 2026 Notes during any period or at all.

1 Levered Free Cash Flow is a non-GAAP financial measure that we define as Adjusted EBITDA less capital expenditures, interest expense, and dividends.  Please see our 10-K or 10-Q for definition for Adjusted EBITDA.

About bry
Bry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.

Forward-Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such forward-looking statements involve significant risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects, including those risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.

Contact
Todd Crabtree – Manager, Investor Relations
(661) 616-3811
ir@bry.com